Exhibit 11


                               CRW Financial, Inc.
                       Net Income Per Share Reconciliation
               For the Three Months Ended March 31, 1997 and 1996
                                   (Unaudited)

                                                          March 31,       March 31,
                                                            1996            1997
                                                            ----            ----
Calculation of Net Income Per Common Share:

Weighted average number of shares outstanding             3,572,052       5,703,765
Assumed exercise of options and warrants                  4,449,864       2,615,733
Less assumed repurchase                                    (714,411)       (698,315)
                                                         ----------      ----------
Shares used in computation of net income
  per common share                                        7,307,505       7,621,183
                                                         ==========      ==========
Net income for the three months ended                    $   87,000      $1,597,000

Adjustment to net income for the
  assumed reduction in interest
  expense, net of tax                                        22,000            --
                                                         ----------      ----------
Adjusted net income for computation of net income
  per common share                                       $  109,000      $1,597,000
                                                         ==========      ==========
Net Income Per Common Share                              $     0.01      $     0.21
                                                         ==========      ==========
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